FOR IMMEDIATE RELEASE

HC2 Holdings Reports Second Quarter 2017 Results

New York, August 9, 2017 (GlobeNewswire) - HC2 Holdings, Inc. (“HC2”) (NYSE: HCHC), a diversified holding company, announced today its consolidated results for the second quarter 2017, which ended on June 30, 2017.

"During the second quarter, we continued the momentum with which we began the year," said Philip Falcone, HC2's Chairman, President and Chief Executive Officer. "DBM Global maintained a healthy backlog, expects to remain on-track for a solid year, and is well-positioned to capitalize on several large opportunities ahead. Global Marine also remained on track for a solid year, reflecting the strength of its joint venture with Huawei Marine and a high-level of fleet activity supporting maintenance zone agreements around the world, and/or installation, maintenance or repair contracts across the offshore power and telecom sectors. American Natural Gas continues to expand its nationwide network of compressed natural gas fueling stations with the opening of new stations in Fayetteville, Tennessee, for which PepsiCo's Frito-Lay division will be a major customer, and in Liverpool, New York, to meet demand for high-performing, easily-accessible CNG fueling facilities for the Northeast region's heavy-duty and long-haul trucking fleets. In addition, during the second quarter, two of our Pansend Life Sciences companies again achieved important strategic milestones with R2 Dermatology receiving FDA approval for the second generation R2 Dermal Cooling System, and BeneVir Biopharm, which is focused on developing oncolytic immunotherapies for the treatment of cancer, receiving a key patent that further strengthens its product development program."

Mr. Falcone, continued, “At the corporate level, we completed the transfer of our common stock listing to the prestigious New York Stock Exchange, continued to focus on further reducing the cumulative outstanding amount of our Preferred Stock, and, through a private placement, we issued $38.0 million aggregate principal amount of 11.000% Senior Secured Notes. Near the end of the quarter, we further expanded our diverse platform of investments with the announcement of an agreement to acquire a majority interest in DTV America, a nationwide low power television distribution network, which we believe is poised to capitalize on a number of compelling opportunities. Our solid second quarter and year-to-date results, significant portfolio company milestones, and the steps we've taken at the corporate level, should help us continue to drive performance and generate long-term shareholder value during the second half of the year and beyond."

Second Quarter & Year-To-Date Financial Highlights

•
Net Revenue: For the second quarter of 2017, HC2 recorded consolidated total net revenue of $378.7 million, as compared to $359.3 million for the year-ago quarter. The $19.4 million or 5.4% year-over-year increase was driven primarily by growth in the Construction, Marine Services, Energy and Insurance segments. For the first six months of 2017, HC2 recorded consolidated total net revenue of $769.2 million, as compared to $691.0 million for the 2016 comparable period, driven by increases in revenue across all reporting segments.

•
Net Income / (Loss): For the second quarter of 2017, HC2 reported a Net (Loss) attributable to common and participating preferred stockholders of $(18.7) million or $(0.44) per fully diluted share, as compared to Income of $0.9 million or $0.02 per fully diluted share for the second quarter 2016. For the first six months of 2017, HC2 reported a Net (Loss) attributable to common and participating preferred stockholders of $(33.8) million or $(0.80) per fully diluted share, as compared to a (Loss) of $(30.6) million or $(0.87) per fully diluted share in the 2016 comparable period.

•
Adjusted EBITDA: Adjusted EBITDA for “Core Operating Subsidiaries”, which includes HC2's Construction, Marine Services, Energy and Telecom segments, was a combined $17.9 million for the second quarter of 2017, as compared to $27.1 million for the year-ago quarter. For the first six months of 2017, Adjusted EBITDA for "Core Operating Subsidiaries" was $45.7 million, as compared to $39.8 million for the 2016 comparable period, driven primarily by Marine Services, Telecom, and Energy segments.

For the second quarter of 2017, Total Adjusted EBITDA (excluding the Insurance segment), which includes results from Core Operating Subsidiaries, Early-Stage and Other, and Non-operating Corporate segments, was $4.6 million, as compared to $15.2 million for the year-ago quarter. For the first six months of 2017, Total Adjusted EBITDA (excluding the Insurance segment), was $21.3 million, as compared to $15.5 million for the 2016 comparable period, driven primarily by Marine Services, Telecom and Energy segments, as well as a net decrease in reported net losses associated with Other segment investments.

•
Balance Sheet: As of June 30, 2017, HC2 had consolidated cash, cash equivalents and investments of $1.7 billion, which includes cash and investments associated with HC2's Insurance segment. Excluding the Insurance segment, consolidated cash was $104.6 million, of which $56.0 million was at the HC2 corporate level.

Second Quarter & Year-to-Date Segment Highlights

•
Construction - For the second quarter of 2017, HC2’s DBM Global, reported Net Income of $4.2 million, as compared to $9.4 million for the year-ago quarter. For the six months of 2017, Net Income was $7.4 million, as compared to $13.7 million for the 2016 comparable period. Adjusted EBITDA was $11.1 million for the second quarter, as compared to $13.2 million for the year-ago quarter, due in part to better-than-bid performance on commercial projects in the West region recognized in the year-ago quarter. For the first six months of 2017, DBM Global's Adjusted EBITDA was $19.7 million, as compared to $24.7 million in the 2016 comparable period, due primarily to timing associated with design changes on certain existing projects in backlog and better-than bid performance on two large commercial projects in the second quarter 2016.

Backlog at the end of the second quarter was $590 million, as compared to approximately $498 million in the prior-quarter and $344 million in the year-ago second quarter. Taking into consideration awarded, but not yet signed contracts, backlog would have been over $800 million. DBM Global continues to see a number of large opportunities in the commercial sector totaling approximately $400 million in potential new projects that could be awarded over the next several quarters. These projects include new sporting arenas or stadiums, as well as new healthcare facilities, commercial office buildings and convention centers.

•
Marine Services - For the second quarter of 2017, Global Marine reported a Net (Loss) of $(3.1) million, as compared to a Net Income of $6.0 million for the year-ago quarter. For the first six months of 2017, Net Income was $8.1 million, as compared to $0.1 million for the 2016 comparable period. Adjusted EBITDA was $3.6 million for the second quarter, as compared to $11.8 million for the year-ago quarter, due primarily to higher costs associated with two offshore power installation and repair projects in the second quarter of 2017, which Global Marine expects to partially recover in the second half of 2017, coupled with strong income associated with Global Marine's joint venture with Huawei Marine in the year-ago second quarter. For the first six months of 2017, Global Marine's Adjusted EBITDA was $20.0 million, as compared to $12.3 million in the 2016 comparable period, due primarily to higher joint venture income from Huawei Marine.

•
Energy - For the second quarter of 2017, American Natural Gas (ANG) reported a Net (Loss) of $(0.4) million, as compared to a Net Income of $0.1 million for the year-ago quarter. For the first six months of 2017, Net (Loss) was $(1.1) million, as compared to Net Income of $0.04 million for the 2016 comparable period. Adjusted EBITDA was $1.0 million for the second quarter, as compared to $0.5 million for the year-ago quarter, driven primarily by an increase in the number of fueling stations owned and/or operated. For the first six months of 2017, ANG's Adjusted EBITDA was $2.2 million, as compared to $0.9 million in the 2016 comparable period. ANG continues to own and/or operate approximately 40 natural gas fueling stations, including stations under development, in 15 states and is focused on increasing volumes at existing stations while also expanding the geographic footprint through both internal / organic growth and strategic M&A transactions.

•
Telecommunications - For the second quarter of 2017, PTGi-ICS reported Net Income of $2.1 million, as compared to $1.0 million for the year-ago quarter. For the first six months of 2017, Net Income was $3.6 million, as compared to $2.2 million for the 2016 comparable period. Adjusted EBITDA was $2.2 million for the second quarter, as compared to $1.5 million for the year-ago quarter, driven primarily by continued focus on higher margin wholesale traffic mix and improved operational efficiencies and customer relationships across the platform. For the first six months of 2017, PTGi-ICS's Adjusted EBITDA was $3.8 million, as compared to $1.8 million in the 2016 comparable period.

•	Insurance - As of June 30, 2017, Continental Insurance Group had approximately $69 million of statutory surplus, $79 million of total adjusted capital and $2.1 billion in total GAAP assets.

•
Pansend Life Sciences - Companies in the Pansend portfolio continued to achieve key strategic milestones during the second quarter, including R2 Dermatology, which received notification from the United States Food and Drug Administration of market clearance of R2 Dermatology's second generation device, the R2 Dermal Cooling System. The R2 Dermal Cooling System is intended for use in dermatologic procedures for the removal of benign lesions of the skin, including skin lightening and skin evening. Modifications to the initial R2 device were implemented to improve usability of the device, e.g., to reduce the steps required by the user for set up of the system and treatment, and to make it more commercially appealing.

In addition, BeneVir Biopharm, Inc., a biotechnology company developing oncolytic immunotherapies for the treatment of cancer, announced during the second quarter that the U.S. Patent and Trademark Office had issued US Patent No. 9,623,059, entitled “Oncolytic Herpes Simplex Virus and Therapeutic Uses Thereof”, covering the composition of matter for Stealth-1H, BeneVir’s lead oncolytic immunotherapy, as well as other platform assets. This patent further strengthens BeneVir’s product development program and protects its product platform through 2032. BeneVir plans to bring Stealth-1H into the clinic next year and accelerate the pre-clinical development of its platform assets to help a diverse array of patients whose tumors do not respond to current therapeutic options, including immune checkpoint inhibitors.

•
HC2 Corporate - During the second quarter of 2017, the Company completed a private placement of $38.0 million aggregate principal amount of 11.000% Senior Secured Notes due 2019 (the "Notes") to investment funds affiliated with three institutional investors. The Company expects to use the net proceeds from the issuance of the Notes for working capital for the Company and its subsidiaries, for general corporate purposes, as well as the financing of acquisitions and investments. The Notes were issued at an issue price of 101.000%, plus accrued interest from June 1, 2017.

In addition, the Company announced that a subsidiary of HC2 Holdings entered into a series of transactions that, if certain conditions are met and approval by the Federal Communications Commission is received, will result in HC2 and its subsidiaries owning over 50% of shares of common stock of DTV America Corporation ("DTVA"). DTVA is an aggregator and operator of low power television ("LPTV") licenses and stations across the United States. DTVA currently owns and operates 52 LPTV stations in more than 40 U.S. cities.

During the second quarter, the Company received approximately $11.5 million in dividends and tax share from DBM Global and PTGi-ICS, and further reduced the cumulative outstanding accreted value of the Company's Convertible Participating Preferred Stock to approximately $26.7 million from $30.0 million at the end of the first quarter 2017. Since the end of September 2014, on a gross basis, the Company has reduced over $73 million in debt and pension liabilities at the subsidiary level. Over the same period, the Company has reduced $28.5 million in Preferred Stock issued at the corporate level.

Also during the second quarter, the Company completed the transfer of its common stock listing to the New York Stock Exchange from the NYSE MKT, effective May 16, 2017, remaining under the ticker symbol 'HCHC'. The transfer to one of the world's most prestigious stock exchanges marked a major milestone for the Company and aligned HC2 with some of the best companies and most influential brands in the world.

Conference Call
HC2 Holdings, Inc. will host a live conference call to discuss its second quarter 2017 financial results and operations today, Wednesday, August 9, 2017, at 5:00 p.m. ET.
Dial-in instructions for the conference call and the replay are as follows:
Live Call
Dial-In (Toll Free): 1-866-395-3893
International Dial-In: 1-678-509-7540
Participant Entry Number: 54309287
Alternatively, a live webcast of the conference call can be accessed by interested parties through the Investor Relations section of the HC2 Website, www.HC2.com.
Conference Replay*

Domestic Dial-In (Toll Free): 1-855-859-2056
International Dial-In: 1-404-537-3406
Conference Number: 54309287
*Available approximately two hours after the end of the conference call through September 8, 2017.

About HC2
HC2 Holdings, Inc. is a publicly traded (NYSE:HCHC) diversified holding company, which seeks opportunities to acquire and grow businesses that can generate long-term sustainable free cash flow and attractive returns in order to maximize value for all stakeholders. HC2 has a diverse array of operating subsidiaries across seven reportable segments, including Construction, Marine Services, Energy, Telecommunications, Life Sciences, Insurance and Other. HC2's largest operating subsidiaries include DBM Global Inc., a family of companies providing fully integrated structural and steel construction services, and Global Marine Systems Limited, a leading provider of engineering and underwater services on submarine cables. Founded in 1994, HC2 is headquartered in New York, New York. Learn more about HC2 and its portfolio companies at www.hc2.com.
For information on HC2 Holdings, Inc., please contact Andrew G. Backman - Managing Director - Investor Relations & Public Relations - abackman@hc2.com - 212-339-5836

Non-GAAP Financial Measures
In this release, HC2 refers to certain financial measures that are not presented in accordance with U.S. generally accepted accounting principles (“GAAP”), including Core Operating Subsidiary Adjusted EBITDA, Total Adjusted EBITDA (excluding the Insurance segment) and Adjusted EBITDA for its operating segments. Management believes that Adjusted EBITDA measures provide investors with meaningful information for gaining an understanding of the Company’s results as it is frequently used by the financial community to provide insight into an organization’s operating trends and facilitates comparisons between peer companies, because interest, taxes, depreciation, amortization and the other items for which adjustments are made as noted in the definition of Adjusted EBITDA below can differ greatly between organizations as a result of differing capital structures and tax strategies. In addition, management uses Adjusted EBITDA measures in evaluating certain of the Company’s segments performance because they eliminate the effects of considerable amounts of non-cash depreciation and amortization and items not within the control of the Company’s operations managers. While management believes that these non-GAAP measurements are useful as supplemental information, such adjusted results are not intended to replace our GAAP financial results and should be read together with HC2’s results reported under GAAP.
Management defines Adjusted EBITDA as net income (loss) adjusted to exclude the impact of depreciation and amortization; amortization of equity method fair value adjustments at acquisition; (gain) loss on sale or disposal of assets; lease termination costs; asset impairment expense; loss on early extinguishment or restructuring of debt; interest expense; gain (loss) on contingent consideration; other income (expense), net; foreign currency transaction gain (loss) included in cost of revenue; income tax (benefit) expense; gain (loss) from discontinued operations; non-controlling interest; bonus to be settled in equity; share-based compensation expense and acquisition and non-recurring items. A reconciliation of Adjusted EBITDA to Net Income (Loss) is included in the financial tables at the end of this release.
Management recognizes that using Adjusted EBITDA as a performance measure has inherent limitations as an analytical tool as compared to net income (loss) or other GAAP financial measures, as these non-GAAP measures exclude certain items, including items that are recurring in nature, which may be meaningful to investors.
As a result of the exclusions, Adjusted EBITDA should not be considered in isolation and do not purport to be alternatives to net income (loss) or other GAAP financial measures as a measure of our operating performance.

Cautionary Statement Regarding Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, forward-looking statements. Generally, forward-looking statements include information describing actions, events, results, strategies and expectations and are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans,” “seeks,” “estimates,” “projects,” “may,” “will,” “could,” “might,” or “continues” or similar expressions. The forward-looking statements in this press release include without limitation statements regarding our expectation regarding building shareholder value.  Such statements are based on the beliefs and assumptions of HC2's management and the management of HC2's subsidiaries and portfolio companies. The Company believes these judgments are reasonable, but you should understand that these statements are not guarantees of performance or results, and the Company’s actual results could differ materially from those expressed or implied in the forward-looking statements due to a variety of important factors, both positive and negative, that may be revised or supplemented in subsequent reports on Forms 10-K, 10-Q and 8-K. Such important factors include, without limitation, issues related to the restatement of our financial statements; the fact that we have historically identified material weaknesses in our internal control over financial reporting, and any inability to remediate future material weaknesses; capital market conditions; the ability of HC2's subsidiaries and portfolio companies to generate sufficient net income and cash flows to make upstream cash distributions; volatility in the trading price of HC2 common stock; the ability of HC2 and its subsidiaries and portfolio companies to identify any suitable future acquisition opportunities; our ability to realize efficiencies, cost savings, income and margin improvements, growth, economies of scale and other anticipated benefits of strategic transactions; difficulties related to the integration of financial reporting of acquired or target businesses; difficulties completing pending and future acquisitions and dispositions; effects of litigation, indemnification claims, and other contingent liabilities; changes in regulations and tax laws; and risks that may affect the performance of the operating subsidiaries and portfolio companies of HC2. These risks and other important factors discussed under the caption “Risk Factors” in our most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”), and our other reports filed with the SEC could cause actual results to differ materially from those indicated by the forward-looking statements made in this press release.
You should not place undue reliance on forward-looking statements. All forward-looking statements attributable to HC2 or persons acting on its behalf are expressly qualified in their entirety by the foregoing cautionary statements. All such statements speak only as of the date made, and HC2 undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

HC2 HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
Services revenue	$196,970	$197,372	$432,898	$379,481
Sales revenue	143,413	125,759	262,027	246,256
Life, accident and health earned premiums, net	20,235	20,037	40,176	39,971
Net investment income	16,939	13,707	32,243	27,786
Net realized gains (losses) on investments	1,095	2,418	1,876	(2,457)
Net revenue	378,652	359,293	769,220	691,037
Operating expenses
Cost of revenue - services	189,979	183,193	409,591	358,066
Cost of revenue - sales	118,685	101,290	213,487	200,967
Policy benefits, changes in reserves, and commissions	30,443	29,075	61,930	63,095
Selling, general and administrative	41,707	34,994	81,563	70,591
Depreciation and amortization	7,295	6,246	14,692	12,201
Other operating (income) expenses	1,738	(1,499)	(1,820)	(612)
Total operating expenses	389,847	353,299	779,443	704,308
Income (loss) from operations	(11,195)	5,994	(10,223)	(13,271)
Interest expense	(12,073)	(10,569)	(26,188)	(20,895)
Gain (loss) on contingent consideration	(88)	192	(319)	192
Income from equity investees	4,003	6,394	11,696	2,818
Other (expense), net	(3,105)	(496)	(8,015)	(1,210)
Income (loss) from continuing operations before income taxes	(22,458)	1,515	(33,049)	(32,366)
Income tax (expense) benefit	1,985	(224)	(3,306)	2,315
Net income (loss)	(20,473)	1,291	(36,355)	(30,051)
Less: Net loss attributable to noncontrolling interest and redeemable noncontrolling interest	2,562	644	3,948	1,524
Net income (loss) attributable to HC2 Holdings, Inc.	(17,911)	1,935	(32,407)	(28,527)
Less: Preferred stock and deemed dividends from conversions	793	1,044	1,376	2,113
Net income (loss) attributable to common stock and participating preferred stockholders	$(18,704)	$891	$(33,783)	$(30,640)

Income (loss) per Common Share
Basic	$(0.44)	$0.02	$(0.80)	$(0.87)
Diluted	$(0.44)	$0.02	$(0.80)	$(0.87)

Weighted average common shares outstanding:
Basic	42,691	35,518	42,322	35,391
Diluted	42,691	35,643	42,322	35,391

HC2 HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share amounts)
(Unaudited)

	June 30,	December 31,
	2017	2016
Assets
Investments:
Fixed maturities, available-for-sale at fair value	$1,334,876	$1,278,958
Equity securities, available-for-sale at fair value	47,810	51,519
Mortgage loans	21,135	16,831
Policy loans	18,107	18,247
Other invested assets	91,381	62,363
Total investments	1,513,309	1,427,918
Cash and cash equivalents	143,130	115,371
Accounts receivable, net	250,460	267,598
Recoverable from reinsurers	527,796	524,201
Deferred tax asset	430	1,108
Property, plant and equipment, net	282,691	286,458
Goodwill	97,499	98,086
Intangibles, net	37,179	39,722
Other assets	88,816	74,814
Total assets	$2,941,310	$2,835,276

Liabilities, temporary equity and stockholders’ equity
Life, accident and health reserves	$1,682,160	$1,648,565
Annuity reserves	247,684	251,270
Value of business acquired	45,385	47,613
Accounts payable and other current liabilities	258,094	251,733
Deferred tax liability	15,487	15,304
Long-term obligations	494,723	428,496
Other liabilities	97,988	92,871
Total liabilities	2,841,521	2,735,852
Commitments and contingencies
Temporary equity:
Preferred stock	26,266	29,459
Redeemable noncontrolling interest	2,373	2,526
Total temporary equity	28,639	31,985
Stockholders’ equity
Common stock, $.001 par value;	43	42
Shares authorized: 80,000,000 at June 30, 2017 and December 31, 2016;
Shares issued: 43,365,646 and 42,070,675 at June 30, 2017 and December 31, 2016;
Shares outstanding: 43,001,167 and 41,811,288 at June 30, 2017 and December 31, 2016, respectively
Additional paid-in capital	247,167	241,485
Treasury stock, at cost; 364,479 and 259,387 shares at June 30, 2017 and December 31, 2016, respectively	(1,969)	(1,387)
Accumulated deficit	(206,685)	(174,278)
Accumulated other comprehensive income (loss)	12,678	(21,647)
Total HC2 Holdings, Inc. stockholders’ equity	51,234	44,215
Noncontrolling interest	19,916	23,224
Total stockholders’ equity	71,150	67,439
Total liabilities, temporary equity and stockholders’ equity	$2,941,310	$2,835,276

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended June 30, 2017
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.								$(17,911)
Less: Net Income attributable to HC2 Holdings Insurance Segment								164
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$4,179	$(3,053)	$(365)	$2,060	$(4,106)	$(3,757)	$(13,033)	$(18,075)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	1,240	5,255	1,381	94	41	331	16	8,358
Depreciation and amortization (included in cost of revenue)	1,302	—	—	—	—	—	—	1,302
Amortization of equity method fair value adjustment at acquisition	—	(325)	—	—	—	—	—	(325)
Asset impairment expense	—	—	—	—	—	1,810	—	1,810
(Gain) loss on sale or disposal of assets	(145)	—	18	—	—	—	—	(127)
Lease termination costs	—	55	—	—	—	—	—	55
Interest expense	174	1,040	154	14	—	16	10,675	12,073
Net loss on contingent consideration	—	—	—	—	—	—	88	88
Other (income) expense, net	28	490	255	(9)	(11)	803	214	1,770
Foreign currency (gain) loss (included in cost of revenue)	—	83	—	—	—	—	—	83
Income tax (benefit) expense	3,232	(134)	(1)	—	—	—	(6,543)	(3,446)
Noncontrolling interest	369	(156)	(492)	—	(911)	(1,372)	—	(2,562)
Bonus to be settled in equity	—	—	—	—	—	—	585	585
Share-based payment expense	—	394	91	—	76	18	527	1,106
Acquisition and nonrecurring items	701	—	—	—	—	—	1,168	1,869
Adjusted EBITDA	$11,080	$3,649	$1,041	$2,159	$(4,911)	$(2,151)	$(6,303)	$4,564

Total Core Operating Subsidiaries	$17,929

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Three Months Ended June 30, 2016
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net Income attributable to HC2 Holdings, Inc.								$1,935
Less: Net (loss) attributable to HC2 Holdings Insurance Segment								(2,293)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$9,364	$6,002	$68	$1,009	$(2,004)	$(2,608)	$(7,603)	$4,228
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	303	6,084	468	140	36	336	—	7,367
Depreciation and amortization (included in cost of revenue)	(206)	—	—	—	—	—	—	(206)
Amortization of equity method fair value adjustment at acquisition	—	(359)	—	—	—	—	—	(359)
(Gain) loss on sale or disposal of assets	(1,845)	7	—	—	—	1	—	(1,837)
Lease termination costs	—	—	—	338	—	—	—	338
Interest expense	303	1,285	14	—	—	1	8,966	10,569
Net gain on contingent consideration	—	(192)	—	—	—	—	—	(192)
Other (income) expense, net	(32)	403	(344)	29	—	(10)	465	511
Foreign currency (gain) loss (included in cost of revenue)	—	(1,540)	—	—	—	—	—	(1,540)
Income tax (benefit) expense	4,524	(212)	—	—	—	1	(9,404)	(5,091)
Noncontrolling interest	768	200	244	—	(812)	(1,044)	—	(644)
Share-based payment expense	—	152	90	—	34	40	1,359	1,675
Acquisition and nonrecurring items	—	—	—	18	—	—	313	331
Adjusted EBITDA	$13,179	$11,830	$540	$1,534	$(2,746)	$(3,283)	$(5,904)	$15,150

Total Core Operating Subsidiaries	$27,083

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Six Months Ended June 30, 2017
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.								$(32,407)
Less: Net (loss) attributable to HC2 Holdings Insurance Segment								(597)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$7,382	$8,099	$(1,062)	$3,562	$(7,516)	$(9,187)	$(33,088)	$(31,810)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	2,880	10,340	2,629	191	79	661	33	16,813
Depreciation and amortization (included in cost of revenue)	2,542	—	—	—	—	—	—	2,542
Amortization of equity method fair value adjustment at acquisition	—	(650)	—	—	—	—	—	(650)
Asset impairment expense	—	—	—	—	—	1,810	—	1,810
(Gain) loss on sale or disposal of assets	(393)	(3,500)	14	—	—	—	—	(3,879)
Lease termination costs	—	249	—	—	—	—	—	249
Interest expense	381	2,342	290	23	—	2,407	20,745	26,188
Net loss on contingent consideration	—	—	—	—	—	—	319	319
Other (income) expense, net	7	1,555	1,375	65	(15)	2,918	258	6,163
Foreign currency (gain) loss (included in cost of revenue)	—	107	—	—	—	—	—	107
Income tax (benefit) expense	5,311	376	12	—	—	—	(4,366)	1,333
Noncontrolling interest	632	338	(1,239)	—	(1,702)	(1,977)	—	(3,948)
Bonus to be settled in equity	—	—	—	—	—	—	585	585
Share-based payment expense	—	739	182	—	168	47	1,489	2,625
Acquisition and nonrecurring items	946	—	—	—	—	—	1,861	2,807
Adjusted EBITDA	$19,688	$19,995	$2,201	$3,841	$(8,986)	$(3,321)	$(12,164)	$21,254

Total Core Operating Subsidiaries	$45,725

HC2 HOLDINGS, INC.
RECONCILIATION OF NET INCOME (LOSS) TO ADJUSTED EBITDA
(in thousands)
(Unaudited)

	Six Months Ended June 30, 2016
	Core Operating Subsidiaries				Early Stage & Other			HC2
	Construction	Marine Services	Energy	Telecom	Life Sciences	Other and Eliminations	Non-operating Corporate
Net (loss) attributable to HC2 Holdings, Inc.								$(28,527)
Less: Net (loss) attributable to HC2 Holdings Insurance Segment								(9,789)
Net Income (loss) attributable to HC2 Holdings, Inc., excluding Insurance Segment	$13,748	$84	$41	$2,211	$(706)	$(13,104)	$(21,012)	$(18,738)
Adjustments to reconcile net income (loss) to Adjusted EBITDA:
Depreciation and amortization	832	11,239	897	246	55	672	—	13,941
Depreciation and amortization (included in cost of revenue)	1,727	—	—	—	—	—	—	1,727
Amortization of equity method fair value adjustment at acquisition	—	(717)	—	—	—	—	—	(717)
(Gain) loss on sale or disposal of assets	(941)	(10)	—	—	—	1	—	(950)
Lease termination costs	—	—	—	338	—	—	—	338
Interest expense	613	2,355	23	—	—	1	17,903	20,895
Net gain on contingent consideration	—	(192)	—	—	—	—	—	(192)
Other (income) expense, net	(76)	1,015	(375)	(996)	(3,221)	5,996	(1,146)	1,197
Foreign currency (gain) loss (included in cost of revenue)	—	(1,687)	—	—	—	—	—	(1,687)
Income tax (benefit) expense	7,969	(852)	—	—	—	—	(13,630)	(6,513)
Noncontrolling interest	829	45	222	—	(1,532)	(1,088)	—	(1,524)
Share-based payment expense	—	761	104	—	56	200	3,745	4,866
Acquisition and nonrecurring items	—	266	27	18	—	—	2,514	2,825
Adjusted EBITDA	$24,701	$12,307	$939	$1,817	$(5,348)	$(7,322)	$(11,626)	$15,468

Total Core Operating Subsidiaries	$39,764